Exhibit 99.1

FOR IMMEDIATE RELEASE

BASF SELLS COUNTER® INSECTICIDE PRODUCT LINE AND LOCK ‘N LOAD® DELIVERY SYSTEM

TO AMERICAN VANGUARD

Counter Generated Sales of Approximately $25 Million in 2005

Newport Beach, CA – November 28, 2006 – American Vanguard Corporation (NYSE: AVD) and BASF Aktiengesellschaft, Ludwigshafen, Germany (NYSE:BF) today announced that BASF sold the global Counter insecticide product line and the Lock ‘n Load® closed delivery system to AMVAC Chemical Corporation, a subsidiary of American Vanguard. The Counter product line consists of the active ingredient Terbufos, the trademark Counter, the manufacturing and formulation know-how, registration rights, intellectual property rights and inventories.

Counter generated sales of approximately $25 million in 2005. First introduced in 1974, it is a systemic insecticide-nematicide registered in more than 20 countries, with the main markets in North and Latin America. It is used on agricultural crops, mainly corn, bananas sugar beets and coffee to protect against various insect pests.

Lock ‘n Load is a patented, closed delivery system for granular products that was first marketed in the late eighties. Currently Counter and Phorate, a product AMVAC acquired from BASF in 2005, are marketed in Lock ‘n Load. Bayer CropScience LLP has licensed this technology and is marketing their Aldicarb and Ethoprop products in Lock ‘n Load in the USA.

Eric Wintemute, President and CEO of American Vanguard, stated, “This acquisition is our largest to date, and brings a complementary product line and delivery system to American Vanguard. Counter strongly complements the Thimet® (Phorate) insecticide business we acquired from BASF in November of last year. We have been very pleased with Thimet’s performance over the last year and are enthusiastic about the prospects for Counter, which we will begin selling immediately. This acquisition reflects the continued execution of our growth strategy to acquire and license niche product lines from larger companies in our industry. Additionally, the Lock ‘n Load closed delivery system offers terrific synergies with our SmartBox® delivery system, and we are quickly emerging as a leading owner and provider of safe granular delivery technology.”

Mike Heinz, President of the BASF Agricultural Products division, stated, “This divestiture reflects our ongoing review of BASF’s Agricultural Products portfolio. Like Thimet, Counter offers limited synergy for BASF, and is a better strategic fit for AMVAC. This is also the case with the Lock ‘n Load system, which pairs well with AMVAC’s SmartBox.”

Glen Johnson, Senior Vice President of AMVAC, added, “Counter brings to the market a product with unique features such as systemic activity, along with the ability to control nematodes in high value crops such as bananas, sugarbeets and coffee. The addition of Counter to our product line will be a significant contributor to our international business. This product will allow us to strengthen our network with distributors in specialty crops in Latin America, Africa and Asia Pacific where we have recently experienced significant growth with our other products. We are extremely excited about this acquisition and we see advantages in marketing Counter not only in Lock ‘n Load but also in our SmartBox equipment.”

About BASF

With sales of €3,298 million in 2005, BASF’s Agricultural Products division is a leader in crop protection and a strong partner to the farming industry providing well-established and innovative fungicides, insecticides and herbicides. Farmers use these products and services to improve yields and quality of agricultural crops. Other uses include public health, structural/urban pest control, turf and ornamental plants. BASF aims to turn knowledge rapidly into market success. The vision of BASF’s Agricultural Products division is to be the world’s leading innovator, optimizing agricultural production, improving nutrition, and thus enhancing the quality of life for a growing world population. Further information can be found on the web at www.agro.basf.com.

BASF is the world’s leading chemical company: The Chemical Company. Its portfolio ranges from chemicals, plastics, performance products, agricultural products and fine chemicals to crude oil and natural gas. As a reliable partner to virtually all industries, BASF’s intelligent system solutions and high-value products help its customers to be more successful. BASF develops new technologies and uses them to open up additional market opportunities. It combines economic success with environmental protection and social responsibility, thus contributing to a better future. BASF has over 95,000 employees and posted sales of more than €42.7 billion in 2005. Further information on BASF is available on the Internet at www.basf.com.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management, and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by American Vanguard’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in American Vanguard’s SEC reports and filings. All forward-looking statements, if any, in this release represent American Vanguard’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
LMortman@equityny.com
BASF Aktiengesellschaft		(212) 836-9604
Agricultural Products Communications
Bernd Gerling
+49-621-60-28655

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